UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CONSOLIDATED WATER CO. LTD.

(Name of Registrant as Specified In Its Charter)

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CHAIRMAN’S LETTER

Dear Fellow Shareholders:

In response to last year’s unfavorable vote on executive compensation (“Say-on-Pay”), the Compensation Committee of your Board of Directors spent a considerable amount of time and effort in 2013 communicating with the largest shareholders of Consolidated Water Co. Ltd. (the “Company”) in order to obtain feedback on the “Say-on-Pay” vote. As a result of candid feedback from our shareholders, your Board of Directors, guided by the Compensation Committee, initiated the following actions:

•	Adopted a “clawback” policy;
•	Adopted an anti-hedging/anti-pledging policy;
•	Adopted minimum stock ownership guidelines for non-employee directors and the Chief Executive Officer; and
•	Revised and expanded the Company’s compensation peer group.
•	Engaged a new independent executive compensation consultant to review the Company’s executive compensation plans and programs.

A description of these actions is set forth in the “Compensation Discussion and Analysis” section of this year’s Proxy Statement.

The Compensation Committee is presently in the process of reviewing and evaluating the Company’s executive compensation program, specifically the design of the Company’s short-term and long-term incentive plans, for the purpose of more closely aligning the compensation of our executives with the interests of our shareholders.

We have expanded the “Compensation Discussion and Analysis” section of this year’s Proxy Statement to include several tables and graphs, which highlight certain key compensation data. We hope the new format facilitates your review of our executive compensation information.

On behalf of your Board of Directors, I request your support for the proposals to be considered at the 2014 Annual General Meeting of Shareholders.

Sincerely,

Wilmer F. Pergande
Chairman of the Board of Directors

CONSOLIDATED WATER CO. LTD.

Regatta Office Park, Windward Three, 4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands

Notice of Annual General Meeting of Shareholders
to be held on Wednesday, May 28, 2014

Notice is hereby given that the Annual General Meeting of Shareholders of Consolidated Water Co. Ltd. (the “Company”) will be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Wednesday, May 28, 2014, for the purpose of considering and acting upon the following matters:

1.	The election of four Group II directors to the Board of Directors;
2.	The advisory vote on executive compensation;
3.	The ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, at the remuneration to be determined by the Audit Committee of the Board of Directors; and
4.	Such other business as may properly come before the meeting.

Admittance to the meeting will be limited to shareholders. The Board of Directors has fixed the close of business on March 25, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting. EACH SHAREHOLDER IS URGED TO SUBMIT A PROXY AS SOON AS POSSIBLE VIA EITHER THE INTERNET OR MAIL. ALL PROXIES (AND ANY POWER OF ATTORNEY OR OTHER AUTHORITY UNDER WHICH IT IS SIGNED, OR A NOTARIZED COPY OF SUCH AUTHORITY) MUST BE DEPOSITED BY MAIL AT THE FOLLOWING ADDRESS: VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 OR ELECTRONICALLY AT WWW.PROXYVOTE.COM AT LEAST 24 HOURS BEFORE THE MEETING IN ORDER TO BE VOTED AT THE MEETING. SHAREHOLDERS WHO EXECUTE A PROXY MAY ATTEND THE MEETING. ATTENDANCE AT THE MEETING WILL AUTOMATICALLY REVOKE A SHAREHOLDER’S PREVIOUSLY SUBMITTED PROXY. THEREFORE, A SHAREHOLDER WHO ATTENDS THE MEETING WILL NEED TO VOTE HIS, HER OR ITS SHARES AT THE MEETING IN ORDER FOR HIS, HER OR ITS SHARES TO BE COUNTED. IN THE CASE OF JOINT HOLDERS, THE VOTE OF THE SENIOR HOLDER WHO TENDERS A VOTE, WHETHER IN PERSON OR BY PROXY, SHALL BE ACCEPTED TO THE EXCLUSION OF THE VOTES OF THE OTHER JOINT HOLDERS, AND FOR THIS PURPOSE SENIORITY SHALL BE DETERMINED BY THE ORDER IN WHICH THE NAMES OF THE HOLDERS STAND IN THE REGISTER.

By Order of the Board of Directors,

Wilmer F. Pergande
Chairman of the Board
April 14, 2014

Enclosures

CONSOLIDATED WATER CO. LTD.

Annual General Meeting of Shareholders
Wednesday, May 28, 2014
Proxy Statement

This Proxy Statement has been prepared and is distributed and made available by the board of directors (the “Board of Directors”) of Consolidated Water Co. Ltd. (the “Company”) in connection with the solicitation of proxies for the Annual General Meeting of Shareholders of the Company (the “Annual General Meeting”) to be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Wednesday, May 28, 2014, and any adjournment or postponement thereof for the purpose set forth in the accompanying Notice of Annual General Meeting of Shareholders.

This Proxy Statement and the accompanying form of proxy will be distributed to shareholders, and will be made available for viewing, downloading and printing by shareholders at www.proxyvote.com, on or about April 14, 2014. The Company will bear the cost of the solicitation of proxies.

Only holders of record of the Company’s Ordinary Shares, par value CI$0.50 per share (the “Ordinary Shares”), and the Company’s Redeemable Preference Shares, par value CI$0.50 per share (the “Redeemable Preference Shares”), on the books of the Company at the close of business on March 25, 2014, are entitled to vote at the Annual General Meeting. On that date, 14,686,197 Ordinary Shares and 37,408 Redeemable Preference Shares were issued and outstanding. Our Ordinary Shares and Redeemable Preference Shares are referred to as “common stock” and “redeemable preferred stock”, respectively, in our consolidated financial statements prepared in accordance with United States generally accepted accounting principles. All matters that come before this Annual General Meeting will be decided by a poll that will be demanded in each case by Frederick W. McTaggart or David W. Sasnett, the persons who are appointed proxies in the proxy card which accompanies this Proxy Statement. Each shareholder of record is entitled to one vote for each Ordinary Share or Redeemable Preference Share (collectively, the “Shares”) held on all polled matters that come before the Annual General Meeting. The holders of 33 1/3% of the issued and outstanding Shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

For Proposal 1, the election of four directors, each of the nominees shall be elected as a director if the number of Shares cast “for” such nominee’s election exceeds the number of Shares voted “against” such nominee’s election. The approval of holders of at least a majority of the Shares cast is required for: (i) Proposal 2, the advisory vote on executive compensation; and (ii) Proposal 3, the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Abstentions and “broker non-votes” (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) are not treated as votes cast and, therefore, will not affect the outcome of the vote.

Shares represented by a properly executed proxy must be received not later than 24 hours before the scheduled time of the meeting and, if received in time to permit its use at the meeting or any postponement or adjournment thereof, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the Shares represented by the proxy will be voted (i) “for” the election of the nominees for director; (ii) “for” the approval of executive compensation; and (iii) “for” the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm.

A shareholder of record who has given a proxy may revoke it at any time before it is voted at the meeting by giving written notice of such revocation to the office of the Secretary of the Company, or by executing and delivering to the Company not later than 24 hours before the scheduled time of the meeting a proxy bearing a later date. A proxy automatically will be revoked if a shareholder attends the meeting.

Shareholders may, by electronic means via the Internet or by mail, appoint a proxy to vote Shares as more fully described below:

•	By Internet: Go to www.proxyvote.com and follow the instructions. Shareholders should have their proxy card available when accessing the site.
•	By Mail: If shareholders have received a proxy card, shareholders should mark their vote, sign their name exactly as it appears on the proxy card, date the card and return it in the envelope provided.

Unless otherwise indicated herein, all references to “$” are to United States dollars and all references to “CI$” are to Cayman Island dollars.

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PROPOSAL 1

Election of Group II Directors

The shareholders of the Company will vote on the election of four Group II directors at the Annual General Meeting. Each of the nominees listed below has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual General Meeting. If prior to the Annual General Meeting, any of the nominees should become unavailable to serve, the proxies in such nominee’s favor will be void. The Board of Directors knows of no reason to anticipate that this will occur.

In accordance with the Company’s Articles of Association, the Board of Directors is divided into three groups, designated Group I, Group II and Group III. At the 2014 Annual General Meeting, shareholders will vote on the election of the Group II directors. Directors in Group III and Group I will be eligible for reelection at the Company’s Annual General Meetings in 2015 and 2016, respectively. Each group, upon election, serves for a three-year term.

The affirmative vote of the holders of a majority of the Shares cast at the Annual General Meeting is required to elect each director. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote. Unless shareholders specify otherwise on the accompanying proxy, it will be voted “FOR” the Group II nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

Information Regarding Group II Directors

Carson K. Ebanks, age 58, became the Cayman Islands government nominated director of our Company in May of 2001. Mr. Ebanks was the Director of Planning for the Cayman Islands from 1991 – 1997. Since 1997, he served the Cayman Islands Government as a Chief Officer and, when he retired in November 2011, he was Chief Officer for the Ministry of Finance, Tourism and Development. Mr. Ebanks is a Justice of the Peace, a Fellow of the Royal Geographic Society and a member of the American Planning Association and a member of the Most Excellent Order of the British Empire. He holds a Bachelor of Environmental Studies (Hons. Urban and Regional Planning — Peace and Conflict Studies Minor) from the University of Waterloo and a Master of Arts — Planning in Community and Regional Planning from the University of British Columbia. He is a trustee of the National Gallery of the Cayman Islands and is the Secretary General of the Cayman Islands Olympic Committee. Mr. Ebanks has served on the Boards of the Trustee of Cayman Islands National Museum, the Cayman Islands Airports Authority, the Cayman Islands Port Authority, Cayman Islands Turtle Farm, Cayman Islands Airways, the Cayman Islands Civil Service Co-operative Credit Union, the Housing Development Corporation, the Water Authority-Cayman and the National Roads Authority.

Mr. Ebanks, who was nominated to serve on our Board of Directors by the Cayman Islands government, was selected to serve as a member of our Board of Directors because of his knowledge of government affairs, connections within the Cayman Islands government and his experience in the water industry.

Richard L. Finlay, age 55, has served as a director of our Company since 1995. Mr. Finlay is an attorney and notary public and has practiced law in the Cayman Islands since 1992. Prior to that, Mr. Finlay served as Director of Legal Studies of the Cayman Islands Government from 1989 to 1992. From 1983 to 1989, Mr. Finlay was a partner with a Canadian law firm located in Regina, Canada. Mr. Finlay has served as the Cayman Islands’ representative to the International Company and Commercial Law Review and is a former editor of the Cayman Islands Law Bulletin.

Mr. Finlay was selected to serve as a member of our Board of Directors because of his knowledge of our Company and experience as a corporate lawyer, practicing in the Cayman Islands and abroad.

Clarence B. Flowers, Jr., age 58, has been a director of our Company since 1991. Mr. Flowers is, and has been since 1985, the principal of Orchid Development Company, a real estate developer in the Cayman Islands. Mr. Flowers also serves as a director of C.L. Flowers & Sons, which is the largest manufacturer of wall systems in the Cayman Islands, and Cayman National Bank, a retail bank.

Mr. Flowers was selected to serve as a member of our Board of Directors because of his more than 40 years of experience in the construction industry as a real estate developer in the Cayman Islands.

Frederick W. McTaggart, age 51, has been a director of our Company since 1998, President since October 2000 and Chief Executive Officer since January 1, 2004. Mr. McTaggart served as Chief Financial Officer of the Company from February 2001 to January 1, 2004. From April 1994 to October 2000, Mr. McTaggart was the Managing Director of the Water Authority — Cayman, the government-owned water utility serving certain areas of the Cayman Islands. From March 1987 to April 1994 he held the positions of Deputy Director and Operations Engineer with the Water Authority — Cayman. He received his B.S. degree in Building Construction from the Georgia Institute of Technology in 1985. Mr. McTaggart is the brother of Mr. Gregory S. McTaggart, the Vice President of Cayman Operations.

Mr. McTaggart was selected to serve as a member of our Board of Directors because of his technical and managerial experience in the water industry, and his experience as the principal executive officer of the Water Authority — Cayman.

Information Regarding Group III Directors — For Informational Purposes — Not to be Elected at the 2014 Annual General Meeting

Wilmer F. Pergande, age 74, has been a director of our Company since 1978 and Chairman since November 2009. He has more than 45 years of management and engineering experience in the desalinization industry. Mr. Pergande is the principal of WF Pergande Consulting LLC currently providing consulting engineering services in the areas of chemical separations, desalination and fluid dynamics technologies. He retired in 2006 as the Global Leader for Desalination and Process Equipment for GE Infrastructure, Water and Process Technologies, a water desalination and treatment division of GE, which position he held since 2002. From 1995 to 2001, Mr. Pergande held the position of Vice-President of Business Development & Special Projects, and CEO of their desalinization business subsidiary, of Osmonics, Inc., a publicly-traded water treatment and purification company, until its acquisition by General Electric Co. Before joining Osmonics, Mr. Pergande was the Chief Executive Officer of Licon International, Inc., a publicly traded manufacturer of chemical separation and processing equipment from 1992 to 1995. Previously, Mr. Pergande was the President of Mechanical Equipment Company, Inc. from 1978 to 1992, and held managerial, executive and engineering positions from 1964 to 1977 with AquaChem Inc., both companies being manufacturers of seawater desalination equipment. He has been a Director of the International Desalination Association for three terms and also served as its Treasurer and Secretary.

Mr. Pergande was selected to serve as a member of our Board of Directors because of his management and engineering experience in the desalinization industry, and for his organizational, sales and marketing skills.

David W. Sasnett, age 57, has served as a director of our Company since December 2004 and in June 2006 became our Executive Vice President and Chief Financial Officer. In 2005 and 2006 Mr. Sasnett was the Chief Financial Officer of VoIP, Inc., a publicly-traded provider of communication services utilizing voice over internet protocol technology. During 2004, he was the Vice President of Finance and Controller for MasTec, Inc., a specialty contractor and infrastructure provider traded on the New York Stock Exchange. Mr. Sasnett was the Chief Financial Officer of Catalina Lighting, Inc., a publicly-traded manufacturer and distributor of residential lighting and other consumer products from 1996 to 2002. Mr. Sasnett’s experience also encompasses more than 12 years with the auditing and consulting firm of Deloitte & Touché, LLP. In March 2013, Mr. Sasnett was appointed to the Board of Directors of DubLi, Inc.

Mr. Sasnett was selected to serve as a member of our Board of Directors because of his accounting, auditing and consulting background and his experience as the principal financial officer of several publicly-traded entities.

Leonard J. Sokolow, age 57, became a director of our Company on June 1, 2006. From November 1999 until January 2007, Mr. Sokolow was CEO and President, and a member of the Board of Directors of vFinance, Inc., a publicly-traded financial services company, which he cofounded. From January 2007 until July 2008, Mr. Sokolow was the Chairman of the Board of Directors and CEO of vFinance, Inc. until it merged into National Holdings Corporation, a publicly traded financial services company. From July 2008 until July 2012, Mr. Sokolow was President of National Holdings Corporation, and since July 2008 has been

Vice-Chairman of the Board of Directors of National Holdings Corporation. Since July 2012, Mr. Sokolow has been a consultant and partner at Caribou, LLC, a strategic advisory services firm. Mr. Sokolow was Founder, Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a closed-end 1940 Act management investment company, from 1994 to 1998. From 1988 until 1993, Mr. Sokolow was EVP and General Counsel of Applica, Inc., a publicly-traded appliance marketing and distribution company. From 1982 until 1988, Mr. Sokolow practiced corporate, securities and tax law and was one of the founding attorneys and a partner of an international boutique law firm. From 1980 until 1982, he worked as a Certified Public Accountant for Ernst & Young and KPMG Peat Marwick and since April 2010 and August 2013, respectively, he has served as a Director and the Chairman of the Audit Committee of Alberta Oilsands Inc. (TSX-V: AOS).

Mr. Sokolow was selected to serve as a member of our Board of Directors because of his experience as a director and principal executive officer, his legal, accounting, auditing and consulting background and his qualifications to serve as our “audit committee financial expert.”

Raymond Whittaker, age 60, has served as a director of our Company since 1988. Mr. Whittaker was the Managing Director of TransOcean Bank & Trust, Ltd., a bank and trust company located in the Cayman Islands and a subsidiary of Johnson International, Inc., a bank holding company located in Racine, Wisconsin from 1984 to December 2000. He is now the principal of his own company and management firm, FCM Ltd.

Mr. Whittaker was selected to serve as a member of our Board of Directors because of his management, financial and banking experience.

Information Regarding Group I Director — For Information Purposes — Not to be Elected at the 2014 Annual General Meeting

Brian E. Butler, age 64, has been a director of our Company since 1983. Mr. Butler, a full time resident of the Cayman Islands, has since 1977 directed a consortium of property development companies presented under the Butler name specializing in luxury resort projects in the Cayman Islands, the Turks and Caicos Islands and British Columbia, Canada.

Mr. Butler was selected to serve as a member of our Board of Directors because of his more than 40 years of experience as a property developer (35 of those years in the Caribbean) and his knowledge of and business connections on the Cayman Islands.

Board Leadership Structure and Risk Oversight

Mr. McTaggart currently serves as our principal executive officer and Mr. Pergande, an independent director, currently serves as the Chairman of the Board of Directors. The Board of Directors has determined that having an independent director serve as Chairman of the Board of Directors is consistent with corporate governance best practices and is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting goals, objectives and agendas to establish priorities and procedures for the work of the Board of Directors.

The Board of Directors is engaged in the oversight of risk through regular updates from Mr. McTaggart, in his role as our Chief Executive Officer, and other members of our management team, regarding those risks confronting us, the actions and strategies necessary to mitigate those risks and the status and effectiveness of those actions and strategies. The updates are provided at regularly scheduled Board of Directors and Committee meetings as well as through more frequent informal meetings that include the Chairman of the Board of Directors, our Board of Directors, our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), our Chief Operating Officer (“COO”) and other members of our management team. The Board of Directors provides insight into the issues, based on the experience of its members, and provides constructive challenges to management’s assumptions and assertions.

Governance of the Company

Pursuant to the Company’s Memorandum of Association, Articles of Association and Cayman Islands law, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief

Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Board of Directors has determined that the directors nominated for re-election and all of the directors whose terms will continue after the Meeting, other than Messrs. McTaggart and Sasnett, are “independent” as such term is defined by the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

The Board of Directors based this determination primarily on a review of the responses of the directors to questions regarding their employment, affiliations, family and other relationships.

The Company schedules meetings of the Board of Directors quarterly, in conjunction with its Annual General Meeting, and as necessary throughout the year. The Company expects that all directors will attend each meeting, absent a valid reason, such as a scheduled conflict. The Board of Directors held five meetings during 2013.

Each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during 2013, and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during 2013.

The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer) and employees. Our Code of Business Conduct and Ethics is posted on the “Investors — Governance” section of the Company’s website: http://www.cwco.com.

If, in the future, the Board of Directors amends the Code of Business Conduct and Ethics or grants a waiver to our principal executive officer, principal financial officer or principal accounting officer with respect to the Code of Business Conduct and Ethics, the Company will post the amendment or a description of the waiver on the “Investors — Governance” section of the Company’s website.

Committees of the Board of Directors

The Board of Directors has the following four committees: (1) Executive, (2) Compensation, (3) Audit and (4) Nominations and Corporate Governance. Except for the Executive Committee, the Board of Directors has adopted a written charter for each of the other committees. Such charters are posted on the “Investors — Governance” section of the Company’s website: http://www.cwco.com.

Director	Executive Committee	Compensation Committee	Audit Committee	Nominations and Corporate Governance Committee
Brian E. Butler				C
Carson K. Ebanks		X
Richard L. Finlay	X	C
Clarence B. Flowers, Jr.	X	X
Frederick W. McTaggart	C
Wilmer F. Pergande	X		X	X
Leonard J. Sokolow			C	X
Raymond Whittaker	X	X	X

X — Member of Committee

C — Chair

Executive Committee

The Executive Committee is comprised of Messrs. Finlay, Flowers, McTaggart, Pergande and Whittaker. The Executive Committee did not meet during 2013. The functions of the Executive Committee include meeting to ensure that any matters which must be dealt with before the next Board of Directors meeting are addressed in a timely manner.

Compensation Committee

The Compensation Committee is comprised of Messrs. Ebanks, Finlay, Flowers and Whittaker. The Compensation Committee met eight times during 2013.

The Compensation Committee is responsible for developing, reviewing and approving the executive compensation program for the Company and its subsidiaries, assessing executive performance, making grants of salary and annual incentive compensation, approving certain employment agreements and reviewing and consulting with the Company’s management regarding the Compensation Discussion and Analysis that is included in the Company’s proxy statement for each annual meeting. The Board of Directors has adopted a written charter for the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee are “independent directors,” as such term is defined under the applicable rules of NASDAQ.

Audit Committee

The Board of Directors has an Audit Committee which is comprised of Messrs. Pergande, Sokolow and Whittaker. The Audit Committee met six times during 2013.

The Audit Committee assists the Board of Directors in monitoring the financial reporting process, the internal control structure, the independence and performance of the internal audit controls and functions, the independent registered public accountants and the approval of outside consulting services pertaining to the operating functions of the Company. Its primary duties are to serve as an independent and objective party to monitor the Company’s financial process and internal control system, to review and appraise the audit effort of the Company’s independent accountants and to provide an open avenue of communications among the independent accountants, financial consultants, financial and senior management and the Board of Directors. The Board of Directors has adopted a written charter for the Audit Committee and the Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. During the year, the Board of Directors examined the composition of the Audit Committee in light of NASDAQ’s corporate governance rules and the regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) applicable to audit committees. Based upon this examination, the Board of Directors has determined that all members of the Audit Committee are “independent directors” within the meaning of applicable rules and regulations of NASDAQ and the SEC. The Board of Directors has also determined that Mr. Sokolow qualifies as an “audit committee financial expert” as defined under applicable rules and regulations of NASDAQ and the SEC.

Nominations and Corporate Governance Committee

The Board of Directors has a Nominations and Corporate Governance Committee, which is comprised of Messrs. Butler, Pergande and Sokolow. The Nominations and Corporate Governance Committee held four meetings in 2013.

In 2013, the Nominations and Corporate Governance Committee developed and initiated an annual Board and Committee self-evaluation process as a forum to examine individual and collective performance for the purpose of overall Board development.

In 2012, the Nominations and Corporate Governance Committee prepared a Succession Policy plan for the Company which was approved by the Board of Directors on February 19, 2013.

The Nominations and Corporate Governance Committee’s duties and responsibilities are as set out in Nominations and Corporate Governance Committee Charter. The Nominations and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors and the qualifications of the members of the Board of Directors, establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board of Directors. The Board of Directors has determined that all members of the Nominations and Corporate Governance Committee are “independent directors,” as such term is defined under applicable rules of NASDAQ.

The criteria for the Nominations and Corporate Governance Committee recommending nominees for membership on the Board of Directors is contained in the “Consolidated Water Co. Ltd. Corporate Governance Guidelines” whereby candidates should possess certain applicable qualifications, skills, business experience, personal values, high ethical standards, a commitment to full participation on the Board of Directors and its committees among others and that diversity shall be a commitment in any such recommendations.

To recommend a prospective nominee for the Nominations and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications in writing to the Secretary of the Company, Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road. P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.

Shareholder Communication with Directors

Shareholders of the Company who want to communicate with the Board of Directors or any individual director may write to:

Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three, 4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
Attn: Secretary of the Company

The letter should include a statement indicating that the sender is a shareholder of the Company. The Secretary will review all shareholder letters with the Board of Directors and depending on the subject matter will:

•	Regularly forward any letter that deals with the function of the Board of Directors or any committees of the Board of Directors (or otherwise appropriate for Board attention) to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information about the Company and stock-related matters;
•	Based upon the advice of appropriate legal counsel, not forward the letter if it relates to an improper or irrelevant topic; or
•	At each meeting of the Board of Directors, present a summary of all letters received since the last meeting that were not forwarded to the Board of Directors and will make those letters available to the Board of Directors upon request.

Audit Committee Report

The Audit Committee submits the following report for 2013:

The Committee has reviewed and discussed with both management and the independent registered public accountants (the “independent auditors”) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2013. The Committee’s review included discussion with the independent auditors of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors matters relating to their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Submitted by the Members of the 2013 Audit Committee

Wilmer F. Pergande
Leonard J. Sokolow
Raymond Whittaker

PROPOSAL 2

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires companies that are subject to the SEC’s proxy rules and regulations to hold a shareholder vote to approve, on an advisory (non-binding) basis, the compensation of their Named Executive Officers as disclosed in their proxy statements in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and corporate goals. Please read the “Compensation Discussion and Analysis” and “Additional Information Regarding Executive Compensation” sections included in this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. The Compensation Committee believes the Company’s executive compensation programs have been effective at incentivizing the achievement of financial performance and returns to shareholders.

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2013 Annual General Meeting of Shareholders, approximately 48% of the votes cast on the advisory vote on the executive compensation proposal were cast in favor of our Named Executive Officers’ compensation as disclosed in the proxy statement for last year’s meeting. Our Board of Directors and the Compensation Committee reviewed these final vote results and determined that, given the level of support, the Company should conduct an outreach program to our major shareholders to better understand the reasons for our low vote results. As a result of comments received, the Company took the following actions:

•	Adopted a “clawback” policy;
•	Adopted an anti-hedging/anti-pledging policy;
•	Adopted stock ownership guidelines for non-employee directors and the Chief Executive Officer;

•	Revised and expanded our compensation peer group; and
•	Engaged a new independent executive compensation consultant to review the Company’s executive compensation plans and programs.

We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual General Meeting of Shareholders.

The approval of holders of at least a majority of the Shares cast is required to approve this proposal. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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PROPOSAL 3

Ratification of the Selection of Independent Accountants

The Audit Committee has selected Marcum LLP to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and to render other professional services as required, at the remuneration to be determined by the Audit Committee of the Board of Directors.

We are asking our shareholders to ratify the selection of Marcum LLP as our independent registered public accounting firm. Although ratification is not required by our Articles of Association or otherwise, the Board is submitting the selection of Marcum LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of the holders of a majority of the Shares voted at the Annual General Meeting is necessary to ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

Principal Accounting Fees and Services

The following table shows the fees that the Company and its affiliates paid or accrued for the audit and other services provided by Marcum LLP, for the fiscal years ended December 31, 2013 and 2012.

	2013	2012
Audit	$345,000	$345,000
Audit-Related	—	—
Tax	2,000	3,000
All Other	—	—
Total	$347,000	$348,000

Audit Fees:  This category includes the fees for the examination of the Company’s consolidated financial statements and internal controls, review of the Company’s Annual Report on Form 10-K and the quarterly reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees:  This category consists of services that are closely related to the financial audit process and primarily consists of review of reports filed and to be filed with the U.S. Securities and Exchange Commission and accounting advice relating thereto.

Tax Fees:  This category relates to professional services for tax compliance, tax advice, and tax planning.

All audit and non-audit services performed by Marcum LLP were approved by the Audit Committee. The Audit Committee gives due consideration to the potential effect of non-audit services on maintaining the auditors independence.

The approval of holders of at least a majority of the Shares cast is required for this proposal. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014, AT THE REMUNERATION TO BE DETERMINED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDERS MATTERS

The table below sets forth the beneficial ownership of our Ordinary Shares and Redeemable Preference Shares, of which 14,686,197 and 37,408, respectively, were outstanding as of March 25, 2014 by:

•	each person or entity that we know beneficially owns more than 5% of our Ordinary Shares or Redeemable Preference Shares;
•	each of our directors;
•	our Chief Executive Officer and our Chief Financial Officer during the year ended December 31, 2013, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2013; and
•	all of our executive officers and directors as a group.

Title of Class	Identity of Person or Group	Amount Owned**	Percentage of Class**
Ordinary Shares	Invesco Ltd.(1)	813,077	5.54%
Ordinary Shares	Wilmer F. Pergande, Director, Chairman of the Board of Directors(2)	23,364	*
Ordinary Shares	Frederick W. McTaggart, Director, President and Chief Executive Officer(3)	153,428	1.04%
Ordinary Shares	David W. Sasnett, Director, Executive Vice President and Chief Financial Officer(4)	41,930	*
Ordinary Shares	John Tonner, Executive Vice President and Chief Operating Officer(5)	17,200	*
Ordinary Shares	Ramjeet Jerrybandan, Vice President of Overseas Operations(6)	27,956	*
Ordinary Shares	Gerard J. Pereira Vice President of Product Technology(7)	28,053	*
Ordinary Shares	Brian E. Butler, Director	14,892	*
Ordinary Shares	Carson K. Ebanks, Director	4,148	*
Ordinary Shares	Richard L. Finlay, Director	19,948	*
Ordinary Shares	Clarence B. Flowers, Jr., Director	19,793	*
Ordinary Shares	Leonard J. Sokolow, Director(8)	8,212	*
Ordinary Shares	Raymond Whittaker, Director	32,295	*
Ordinary Shares	Directors and Executive Officers as a Group(9)	546,883	3.68%
Redeemable Preference Shares	Kenneth Crowley Special Projects Engineer	2,168	5.80%

*	Indicates less than 1%.
**	Unless otherwise indicated, to our knowledge, the persons named in the table above have sole voting and investment power with respect to the shares listed. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares issuable under stock options exercisable within 60 days after March 25, 2014 are deemed outstanding for that person, but are not deemed outstanding for computing the percentage of ownership of any other person.
(1)	On February 10, 2014, Invesco Ltd., on its own behalf and on behalf of its subsidiaries, Invesco PowerShares Capital Management LLC, Invesco Advisers, Inc. and Invesco Global Asset Management Limited, filed an amended Schedule 13G (“Schedule 13G”) with the Securities and Exchange Commission. The Schedule 13G states that Invesco Ltd. has sole voting and dispositive power over 813,077 Ordinary Shares held by funds to which Invesco PowerShares Capital Management LLC, Invesco Advisers, Inc. and Invesco Global Asset Management Limited act as investment advisers. The address of Invesco Ltd. and Invesco Advisers, Inc. is 1555 Peachtree Street NE; Atlanta, GA 30309; the address of Invesco PowerShares Capital Management LLC is 301 West Roosevelt Road, Wheaton, IL 60187; and the address of Invesco Global Asset Management Limited is Two Peachtree Pointe, 1555 Peachtree Street, N.E., Suite 1800, Atlanta, GA 30309.
(2)	Of the 23,364 Ordinary Shares beneficially owned by Mr. Pergande, 21,864 have shared investment power, 1,000 are held in an individual retirement account (“IRA”) of Mr. Pergande and 500 are held in an IRA of Mr. Pergande’s spouse.
(3)	Of the 153,428 Ordinary Shares beneficially owned by Mr. Frederick W. McTaggart, 35,000 are issuable upon exercise of stock options within 60 days of March 25, 2014.
(4)	Of the 41,930 Ordinary Shares beneficially owned by Mr. Sasnett, 35,708 are issuable upon exercise of stock options within 60 days of March 25, 2014.
(5)	Of the 17,200 Ordinary Shares beneficially owned by Mr. Tonner, 12,000 are issuable upon exercise of stock options within 60 days of March 25, 2014.
(6)	Of the 27,956 Ordinary Shares beneficially owned by Mr. Jerrybandan, 24,355 are issuable upon exercise of stock options within 60 days of March 25, 2014.
(7)	Of the 28,053 Ordinary Shares beneficially owned by Mr. Pereira, 6,778 have shared investment power and 18,088 are issuable upon exercise of stock options within 60 days of March 25, 2014.
(8)	Of the 8,212 Ordinary Shares beneficially owned by Mr. Sokolow, all have shared investment power.
(9)	Of the 546,883 Ordinary Shares owned by the Directors and executive officers as a group, 44,039 have shared investment power, and 166,474 are issuable upon exercise of stock options within 60 days of March 25, 2014.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2013, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance under:

•	all compensation plans previously approved by our security holders; and
•	all compensation plans not previously approved by our security holders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	224,344	$12.82	1,212,301
Equity compensation plans not approved by security holders	—	—	*
Total	224,344	$12.82	1,212,301

*	This equity compensation plan does not have any limits on the amount of shares reserved for issuance under the plans.

EXECUTIVE OFFICERS

This section provides information concerning the Company’s executive officers:

Name	Position with Consolidated Water Co. Ltd.
Frederick W. McTaggart(1)	Director, President and Chief Executive Officer
David W. Sasnett(2)	Director, Executive Vice President and Chief Financial Officer
John Tonner	Executive Vice President and Chief Operating Officer
Brent Brodie	Vice President of Sales and Marketing
Ramjeet Jerrybandan	Vice President of Overseas Operations
Gregory S. McTaggart	Vice President of Cayman Operations
Robert B. Morrison	Vice President of Procurement and Logistics
Gerard J. Pereira	Vice President of Engineering and Technology
Douglas R. Vizzini	Vice President of Finance

(1)	For biographical information regarding Mr. McTaggart, see “Information Regarding Group II Directors.”
(2)	For biographical information regarding Mr. Sasnett, see “Information Regarding Group III Directors.”

John Tonner, age 52, our Executive Vice President and Chief Operating Officer joined the Company in September 2011. He is the former President of, and a partner in, Water Consultants International, a leading desalination consulting firm. Mr. Tonner began working in the desalination and water treatment industry in 1985, and worked for Cayman Water from 1986 until 1990 where he was responsible for our Company's first seawater reverse osmosis plant. He has broad practical and engineering experience involving all commercially viable desalination processes. Mr. Tonner has published approximately 20 technical papers and lectured extensively on all aspects of desalination technology. He has more than 20 years of experience with reverse osmosis and membrane technology, including reverse osmosis energy recovery techniques. Mr. Tonner has provided due diligence oversight services for the largest desalination projects in Asia, Australia and the Middle East. Mr. Tonner holds an honors degree in Mechanical Engineering from the University of Paisley in Scotland. He has been a member of the International Desalination Association since the late 1980s, serving on the Board of Directors from 1999 until 2004. He was a member of the World Health Organization (WHO) Desalination Technical Committee and served on the U.S. National Academy of Science's Research Committee for Advancing Desalination Technology.

Brent Brodie, age 51, was appointed Director of Sales and Marketing in September 2010 and was promoted to Vice President of Sales and Marketing in 2012. Mr. Brodie's experience includes 12 years serving in a variety of positions with GE Water and Process Technologies, most recently as Capital Equipment Sales Manager for the Caribbean region. Mr. Brodie was responsible for the management of multiple market channels, including direct sales, indirect distribution, sales representatives, joint ventures and original equipment manufacturers. Mr. Brodie received his Bachelor of Science in Chemical Engineering from the University of Minnesota and his Master of Business Administration (Marketing Emphasis) from the University of Michigan.

Ramjeet Jerrybandan, age 46, joined our Company in 1998 as the Operations Engineer in Grand Cayman. He was promoted to Operations Manager (Cayman) in 2005 and became our Vice President of Overseas Operations in May 2006. He obtained his Bachelor of Science degree in Industrial Engineering and his Master of Science degree in Engineering Management at the University of the West Indies. Mr. Jerrybandan holds an Advanced Diploma in Business Administration from the Association of Business Executives of London. He also has extensive training in the Information Technology field including industrial automation systems.

Gregory S. McTaggart, age 50, is our Vice President of Cayman Operations. Mr. McTaggart joined our Company in January 1991 as our resident engineer and has served in his current capacity since 1994. For three years before joining us, Mr. McTaggart worked for the Caribbean Utilities Company, the electrical utility on Grand Cayman, as a mechanical engineer. Mr. McTaggart obtained his Bachelor of Mechanical Engineering from the Georgia Institute of Technology in 1986. Mr. McTaggart is the brother of Frederick W. McTaggart, the President, Chief Executive Officer and a director of our Company.

Robert B. Morrison, age 60, was appointed Vice President of Procurement and Logistics in November 2010. Mr. Morrison holds the designation “Certified Supply Chain Management Professional” and has more than 25 years of experience in the purchasing and logistics field. He joined DesalCo Limited as Purchasing Manager in June of 1996 and held this post until our acquisition of that company in 2003. In March 2003, Mr. Morrison was promoted to Vice President of Purchasing and Information Technology, retaining this post until his acceptance of his current position in 2010. Prior to joining DesalCo Limited, Mr. Morrison was principal Purchasing Officer for the Ministry of Works & Engineering of the Bermuda government and Purchasing Manager for American-Standard in Toronto, Canada.

Gerard J. Pereira, age 43, was appointed Vice President of Product Technology in September 2010. Mr. Pereira obtained his Bachelor of Science and Master of Science in Chemical Engineering from the University of Waterloo, Ontario, Canada and joined Ocean Conversion (Cayman) Limited as Operations Engineer in 1995. He was promoted to Operations Manager of Ocean Conversion (Cayman) Limited in 1998, which post he held until our acquisition of that company. In March 2003, Mr. Pereira was promoted to Vice President of Engineering, retaining this post until his acceptance in 2008 of the Vice President of Sales & Marketing position and subsequently his current position of Vice President of Engineering & Technology in 2012.

Douglas R. Vizzini, age 46, joined our Company in 2007 as the Corporate Controller and was promoted to Vice President of Finance in 2012. Mr. Vizzini has more than 20 years of experience including more than eight years with the accounting firm of Deloitte & Touché, LLP and more than 12 years as the Corporate Controller for various public companies. Mr. Vizzini obtained a Bachelor of Accounting and Master of Science in Taxation from Florida International University and is a Certified Public Accountant in the State of Florida.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making compensation decisions for our Named Executive Officers, as defined under the heading “Additional Information Regarding Executive Compensation.” Specific information regarding the compensation earned by or paid to our Named Executive Officers in 2013 is set forth in a series of tables under the heading “Additional Information Regarding Executive Compensation.” The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

Say-on-Pay Vote

At our 2013 Annual Meeting of Shareholders, our advisory vote on executive compensation received the approval of 48% of the votes cast for this proposal. In response, the Compensation Committee (the “Committee”) of our Board of Directors spent a considerable amount of time and effort in 2013 communicating with the largest shareholders of the Company in order to obtain feedback on the “Say-on-Pay” vote. As a result of candid feedback from our shareholders, the Board of Directors, guided by the Committee, initiated the following actions:

•	Adopted a “clawback” policy;
•	Adopted an anti-hedging/anti-pledging policy;
•	Adopted minimum stock ownership guidelines for non-employee directors and the Chief Executive Officer;
•	Revised and expanded the Company’s compensation peer group; and
•	Engaged a new independent executive compensation consultant to review the Company’s executive compensation plans and programs.

Clawback Policy.  The Board of Directors adopted a “clawback” policy which provides — in the event of a material restatement of the Company’s financial results — for the recovery of any bonus or incentive compensation, including equity awards, that is in excess of what would have been payable had the financial statements been filed as restated.

Anti-Hedging/Anti-Pledging Policy.  The Board of Directors adopted an anti-hedging/anti-pledging policy. Company executive officers and directors cannot, directly or indirectly, purchase any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s Ordinary Shares or other equity securities. Executive officers and directors cannot pledge shares of the Company’s Ordinary Shares or other equity securities as collateral for loans.

Minimum Stock Ownership Guidelines.  The Board of Directors adopted the following stock ownership guidelines for non-employee directors and the Chief Executive Officer:

•	Non-employee directors — three times annual retainer; and
•	Chief Executive Officer — three times base salary.

Revised Compensation Peer Group.  The Committee revised and expanded the peer group of companies used to benchmark the Company’s performance and executive compensation. The peer group companies are generally similar businesses as the Company. In addition, the companies are comparable in size to the Company taking into account market capitalization and revenues.

Compensation Consultant.  The Committee engaged the POE Group, Inc. as its independent compensation consultant to review the Company’s peer group and its executive compensation plans and programs.

During 2014, the POE Group, Inc. will work with the Committee and management to consider alternative approaches to the Company’s executive compensation plan design. Our intent is to more closely align our plan with the shareholders’ interests, ensure a strong link between pay and performance, and link our compensation program to the short and long-term goals of the Company.

Steps have been taken to address the comments we received from our shareholders. The Committee requests a positive affirmation on the Say-on-Pay shareholder vote.

Comparison of CEO Pay to Indexed Total Shareholder Return (“TSR”)

The chart below compares the six-year change in CEO compensation and the change in value of $100 invested in the Company (indexed TSR). The chart shows that CEO pay and indexed TSR increased over the period. The trend lines show that indexed TSR has increased at a faster rate than CEO pay.

Pay Mix Analysis

The mix of total compensation elements for the Named Executive Officers in 2013, as a percentage of total compensation, is set forth in the table and charts below. The pay component percentages illustrate that variable compensation comprises a small percentage of the total with the exception of pay to our CEO. Our plan is to review and consider alternative approaches to the Company’s executive compensation plan design.

	Fixed Compensation (as a % of Total Compensation)		Variable Compensation (as a % of Total Compensation)
Named Executive Officer	Base Salary	Benefits & Other Compensation	Annual Incentives Cash
CEO	45%	2%	53%
CFO	72%	3%	25%
COO	75%	4%	21%
VP Overseas Ops.	71%	7%	22%
VP Eng. & Tech.	71%	8%	21%

Overview of Compensation Program

The Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy, maintaining competitive compensation and structuring compensation to achieve our compensation objectives. Generally, the types of compensation and benefits we provide to our Named Executive Officers are similar to those provided to our other executive officers.

Compensation Philosophy and Objectives

The Committee believes that compensation paid to our Named Executive Officers should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of our Named Executives Officers’ compensation opportunities are directly related to achievement of our financial and operational goals. These goals include meeting profitability targets, operating within the capital expenditures budget, securing new projects and keeping current on the industry’s engineering advances in seawater conversion technology, all of which impact shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain highly skilled and motivated employees in key positions and that the compensation provided to key employees remains competitive relative to our Peer Companies (identified below).

The Committee believes executives at peer companies typically receive base salary, an annual bonus, and equity-based compensation, with top executives (i.e., Chief Executive Officers and Chief Financial Officers) also receiving severance payments and, at times, payments upon a change of control. Accordingly, the Committee has determined that the compensation packages that we provide to our executives, including our Named Executive Officers, should include a mix of base salary and equity-based and incentive-based compensation, with our Chief Executive Officer and Chief Financial Officer also receiving severance payments, and our Chief Financial Officer also receiving severance payments upon a change of control.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee has structured our Named Executive Officers’ base salary and equity-based and incentive-based compensation to motivate executives to achieve our business goals and reward them for achieving those goals.

In setting the base salaries in the employment agreements of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, the Committee determined the approximate total average annual cash compensation paid to executives performing similar functions at peer companies.

In determining and considering adjustments to the base salaries in the employment agreements of our Vice Presidents, our Chief Executive Officer reviewed the average annual salaries paid to executives with similar levels of responsibility within our Peer Companies, taking into account the very limited availability of persons possessing the requisite skills and experience in the local labor market, and gave his recommendation to the Committee. The Committee compared the suggested annual base salary for each of our Vice Presidents to the annual base salaries paid to executives performing similar functions at comparable companies. Because the suggested annual base salary for our Vice Presidents was similar to that paid to executives within the Peer Companies, the Committee approved the salaries recommended by our Chief Executive Officer.

A significant amount of the total compensation paid to our Named Executive Officers is allocated to incentive-based compensation, as a result of the philosophy and objectives mentioned above.

In 2013, in furtherance of our compensation philosophy and objectives, the Committee engaged the POE Group, Inc. (“POE”), an outside executive compensation consulting firm determined to be independent by the Committee, to conduct a review of our total compensation program for our most highly compensated executive officers. A representative of POE attends Committee meetings at the invitation of the Committee Chairman and is also in contact directly with the Committee from time to time. POE provides the Committee with assistance and advice in the review of the Company’s salary structure, annual and equity incentive awards, and other related executive pay issues. In addition, POE provides advice regarding marketplace trends and best practices relating to competitive pay levels. POE did not provide any services to the Company in 2013 other than its services as the Committee’s independent compensation consultant, and POE did not receive any fees or compensation from the Company other than the fee it received as the independent compensation consultant. The Committee confirmed that POE’s work for the Committee did not create any conflicts of interest.

Peer Companies

The Committee, with the assistance of POE, revised and expanded the peer group to include 12 comparably sized companies. Our Peer Companies generally fall within the following parameters:

•	0.4 times to 2.5 times our revenues; and
•	0.25 times to 4 times our market capitalization.

The assessment provided by POE included comparative compensation information for executive officers at the following companies (our “Peer Companies”), which are located in the U.S.:

• Artesian Resources Corporation	• Capstone Turbine Corporation
• Connecticut Water Services, Inc.	• Delta Natural Gas Company, Inc.
• Energy Recovery Inc.	• Echelon Corporation
• FuelCell Energy, Inc.	• Middlesex Water Company
• Primo Water Corporation	• SJW Corporation
• RGC Resources, Inc.	• York Water Company

Our Peer Companies will be used for executive compensation benchmarking and performance benchmarking. We believe that this larger peer group provides a valid benchmark comparison to our Company.

Metric	Peer Median*	CWCO*	CWCO Percentile Rank
Revenue	$88,685	$63,822	25.0%
Market Capitalization	$277,247	$207,075	33.3%
Net Income	$5,731	$8,595	66.6%
1 Year TSR	20.5%	95.3%	95.9%
3 Year TSR	33.4%	69.1%	100.0%

*	Data is as of December 31, 2013 ($ in thousands).

The following are the key findings of POE’s review and analysis:

Our executive total compensation package is below average when benchmarked against publicly traded U.S. companies in our Peer Companies. The Company has generally used base pay and annual incentives in its compensation package. Long-term incentives play a minimal part of the compensation plan.

•	Total cash (salary plus short-term bonus) for our CEO is in the top quarter of the Peer Companies. The comparison for our CEO shows consistently high short-term compensation and low long-term pay compared to our Peer Companies. In general, the CEO’s total compensation approximates the lower third of the Peer Companies.
•	Total cash (salary plus short-term bonus) for our CFO is in the top third of the Peer Companies. Total compensation for our CFO is in the lower third of the Peer Companies. Salary for our CFO is in the top quarter compared to the Peer Companies while annual incentive approximates the median of the Peer Companies.
•	Total cash (salary plus short-term bonus) for the COO is at the median of the Peer Companies. In general, total compensation for our COO approximates the lower third of the Peer Companies. Salary for our COO is in the lower third of the Peer Companies while short-term incentive is in the top quarter of the Peer Companies.

The Committee will take these findings into account during its 2014 review and analysis of executive compensation.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer determines the base salary and bonuses for our Chief Financial Officer, our Chief Operating Officer and each of our Vice Presidents. However, our Chief Executive Officer must obtain the approval of the Committee for any bonus amount to the paid to our Vice President of Cayman Operations, our Vice President of Overseas Operations or our Chief Financial Officer in excess of the maximum bonus amount that can be solely approved by our Chief Executive Officer pursuant to the terms of the employee agreements for these executives. The Committee must approve any compensation components for our Vice Presidents, Chief Operating Officer and Chief Financial Officer other than base salary or bonus. Our Chief Executive Officer is not involved with the setting of compensation for himself.

Advisory Vote on Executive Compensation

We have determined that our shareholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our shareholders at our 2011 Annual General Meeting of Shareholders. Accordingly, we conducted a Say-on-Pay vote at our 2013 Annual General Meeting of Shareholders. While this vote was not binding on the Company, our Board of Directors, or the Committee, we believe that it is important for our shareholders to have an opportunity to vote on executive compensation as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation. Our Board of Directors and the Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2013 Annual General Meeting of Shareholders, approximately 48% of the votes cast on the advisory vote on executive compensation proposal were cast in favor of our Named Executive Officer compensation as disclosed in the proxy statement. Our Board of Directors and the Committee reviewed these final vote results and determined that, given the level of support, the Company should conduct an outreach program to our major shareholders to better understand the reason for our low vote results.

During 2013, the Company conducted an outreach program with our major shareholders.

Based on comments received, the Company took or will take the following actions:

•	Adopted a “clawback” policy;
•	Adopted an anti-hedging/anti-pledging policy;
•	Adopted stock ownership guidelines for non-employee directors and the CEO;
•	Revised and expanded compensation peer group; and
•	Engaged a new independent executive compensation consultant to review the Company’s executive compensation plans and programs.

2013 Executive Compensation Components

For the fiscal year ended December 31, 2013, the principal components of compensation for our Named Executive Officers were:

•	Base salary;
•	Incentive-based compensation;
•	Retirement and other benefits; and
•	Perquisites and other personal benefits.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data the Committee reviewed for similar positions, and the overall market demand for such executives at the time of hire or entry into employment agreements. As with total compensation, we believe that executive base salaries should be competitive with the salaries paid to executives at comparable companies. An executive’s base salary is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy and objectives.

Base salaries are reviewed annually and increased based upon (i) a need to realign base salaries with market levels for the same positions at comparable companies; (ii) an internal review of the executive’s compensation, both individually and relative to other executive officers; (iii) the individual performance of the executive and (iv) an assessment of whether significant corporate goals were achieved. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Incentive-Based Compensation

Annual Bonus.  A significant amount of total compensation for which our Named Executive Officers are entitled is comprised of an annual bonus. The current employment agreements with our Named Executive Officers do not provide quantitative limits on the annual bonus amounts payable. The current employment agreement with our Chief Executive Officer provides that the annual bonus amount paid cannot exceed 100% of the base salary payable under such employment agreement.

As the employment agreements of our Named Executive Officers come up for renewal, the Committee plans to review the information to be provided by POE to determine if our Named Executive Officers’ compensation levels are competitive and have the right mix of incentive-based compensation.

Frederick W. McTaggart, Chief Executive Officer

Our Chief Executive Officer’s bonus for 2013 was determined at the sole discretion of the Company’s Board of Directors. The amount of the 2013 annual bonus was calculated by the Board of Directors based upon their assessment of the performance of Mr. McTaggart in the following areas, which are believed to be moderate to difficult goals, with the correlating value assigned to each factor for each year noted:

Mr. McTaggart’s 2013 Goals
1.	The Company exceeding budgeted Net Income for 2013. The amount budgeted was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the net income target was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 30% of his base salary. The Company achieved this goal.
2.	The Company exceeding “Adjusted Revenue” defined as budgeted Revenues for 2013 adjusted to exclude Energy Pass-Through Charges for 2013. The amount budgeted was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the “Adjusted Revenue” target was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 30% of his base salary. The Company achieved this goal.
3.	The Company achieving an “Operating Margin” in 2013 that exceeded the Operating Margin for 2012. Operating Margin is defined as Gross Profit divided by Revenues. The Operating Margin for 2012 was considered to be the minimum threshold, but there was no maximum threshold established for this target. The Board of Directors determined that if the Operating Margin was achieved, Mr. McTaggart would be entitled to a bonus in an amount equal to 30% of his base salary. The Company achieved this goal.
4.	The Company completing capital projects under budget and on schedule for 2013, as approved and/or adjusted by the Board of Directors from time to time. The amount budgeted and time schedule were considered to be the minimum thresholds, but there was no maximum thresholds established for this target. The Board of Directors determined that if the Company completed capital projects under budget and on schedule for 2013, Mr. McTaggart would be entitled to a bonus in an amount equal to 5% of his base salary. The Company achieved this goal.
5.	The Company obtaining at least one new capital project in 2013 on terms approved by the Board of Directors. The Board of Directors determined that if a capital project was obtained, Mr. McTaggart would be entitled to a bonus in an amount equal to 5% of his base salary. The Company achieved this goal.
6.	The Company achieving a “Shareholder Return” target in 2013. Shareholder Return is defined as the “Change in Share Price” plus dividends paid in 2013. Change in Share Price is calculated as the average closing price of the Ordinary Shares on the NASDAQ Global Select Market over the last twenty-one trading days of 2013, less the average closing price of the Ordinary Shares on the NASDAQ Global Select Market over the first twenty-one trading days of 2013. The Shareholder Return targets were considered to be the minimum thresholds, but there was no maximum thresholds established for these targets. The Board of Directors determined that if a Shareholder Return exceeding 20%, 30% or 40% was achieved in 2013, Mr. McTaggart would be entitled to 5,000 Ordinary Shares, 10,000 Ordinary Shares or 20,000 Ordinary Share, respectively. Although the Company achieved a Shareholder Return in excess of 40%, the Company and Mr. McTaggart agreed that Mr. McTaggart would be granted 5,000 Ordinary Shares, instead of 20,000 Ordinary Shares.

David W. Sasnett, Executive Vice President and Chief Financial Officer

Our Chief Financial Officer was entitled to an annual bonus for 2013 in an amount not less than 25% of his then current base salary based on meeting certain performance goals agreed to with our Chief Executive Officer. The bonus paid to our Chief Financial Officer is paid in cash. In 2013, our Chief Executive Officer set the performance goals listed below for the Chief Financial Officer. These performance goals are believed to be moderate to difficult goals and are considered in their entirety, as we do not place values or weights on any specific goals.

Mr. Sasnett’s 2013 Goals

Mr. Sasnett’s 2013 performance goals were not directly tied to the financial performance of the Company. Such goals included evaluating and pursuing a significant new business opportunity, supervising the development of sophisticated financial models for our Mexico initiative, evaluating funding alternatives and sources for our Mexico initiative, and expanding the Company’s investor relations and corporate presentation activities. Based upon his performance, our CEO recommended, and our Board approved, a $100,000 incentive bonus for Mr. Sasnett for 2013.

John Tonner, Executive Vice President and Chief Operating Officer

For 2013, our Executive Vice President and Chief Operating Officer was entitled to an annual bonus in an amount not less than 25% of his then current base salary based on meeting the performance goals set forth below that were agreed to with our Chief Executive Officer. These performance goals are believed to be moderate to difficult goals and are considered in their entirety, as we do not place values or weights on any specific goals. Our Executive Vice President and Chief Operating Officer’s annual bonuses, if any, are paid in cash.

Mr. Tonner’s 2013 Goals

Mr. Tonner’s 2013 performance goals were not directly tied to the financial performance of the Company. They included enhancing project management and technical resources for our Mexico initiative, developing engineering specifications and contract document packages for our Mexico initiative, reducing water losses in our Cayman Islands retail pipe system, and identifying and evaluating new technologies and/or technical partners which could enhance our business. Based on his performance, Mr. Tonner was paid an incentive bonus of $70,000.

Ramjeet Jerrybandan, Vice President of Overseas Operations

For 2013, our Vice President of Overseas Operations was entitled to an annual bonus in an amount not less than 25% of his then current base salary based on meeting the performance goals set forth below that were agreed to with our Chief Executive Officer. These performance goals are believed to be moderate to difficult goals and are considered in their entirety, as we do not place values or weights on any specific goals. Our Vice President of Overseas Operations’ annual bonuses, if any, are paid in cash.

Mr. Jerrybandan’s 2013 Goals

Mr. Jerrybandan’s 2013 performance goals were not directly tied to the financial performance of the Company. The goals included expansion and integration of enhanced operational management tools across several group businesses and targeted performance improvements for key components of one of the Company’s subsidiaries. The COO determined that Mr. Jerrybandan had achieved all of the objectives associated with his 2013 performance goals. Based upon his performance, our COO recommended, and our Board approved, a $50,000 incentive bonus for Mr. Jerrybandan for 2013.

Gerard J. Pereira, Vice President of Engineering & Technology

For 2013, our Vice President of Engineering & Technology was entitled to an annual bonus in an amount not less than 20% of his then current base salary based on meeting the performance goals set forth below that were agreed to with our Chief Executive Officer. These performance goals are believed to be moderate to difficult goals and are considered in their entirety, as we do not place values or weights on any specific goals. Our Vice President of Engineering & Technology’s annual bonuses, if any, are paid in cash.

Mr. Pereira’s 2013 Goals

Mr. Pereira’s 2013 performance goals were not directly tied to the financial performance of the Company. They included such matters as enhancing the capabilities and responsiveness of the project management, engineering and technology departments, continuing research and development programs with strategic partners and developing testing programs for new technology which could enhance the Company’s product offerings and performance. The COO determined that Mr. Pereira had achieved all of the objectives associated with his 2013 performance goals. Based upon his performance, Mr. Pereira was paid an incentive bonus of $45,815.

In its discretion, the Committee may award bonus payments to our Vice Presidents and our Chief Financial Officer above or below the amounts specified in their respective employment agreements. These bonus provisions are intended, in accord with our compensation philosophies and objectives, to align executive interests with shareholder interests.

Unless the provisions in our employment agreements relating to incentive compensation are amended, our Named Executive Officers will continue to receive incentive-based compensation as set forth above. As the employment agreements come up for renewal, the Committee plans to review compensation paid to our Named Executive Officers to ensure that their compensation levels are competitive and have the right mix of incentive-based compensation.

Equity Incentives.  We believe that equity ownership is one of the more effective means of aligning the interests of our Named Executive Officers with those of our shareholders.

Under their employment agreements, our Chief Financial Officer, Chief Operating Officer and Vice Presidents, may receive options to purchase Ordinary Shares under our 2008 Equity Incentive Plan, which was approved by our shareholders in May 2008. Under the 2008 Equity Incentive Plan, we may grant directors, executives and key employees, including our Chief Financial Officer, Chief Operating Officer and Vice Presidents, stock options, restricted stock, restricted stock units, stock equivalents and awards of Ordinary Shares. The Committee selects participants to receive awards and determines the terms and conditions of each award, including the number of Ordinary Shares subject to awards, the price, if any, a participant pays to receive or exercise an award, the time or times when awards vest or may be exercised, settled or forfeited, any performance goals, restrictions or other conditions to vest in, exercise, or settle awards, and the effect on awards of the disability, death, or termination of service of participants.

In determining the number of options to be granted to our Vice Presidents, we take into account the individual’s ability to affect profits and shareholder value, the individual’s historic and recent performance and the value of stock options in relation to other elements of total compensation.

All stock options granted to our Named Executive Officers in previous years incorporated the following features:

•	the options vest one-third per year over three years beginning on the first anniversary of the date of grant; and
•	the options expire with regard to vested shares three years from the applicable vesting date.

We decided to use stock options as a long-term incentive vehicle for our Chief Executive Officer, Chief Financial Officer and our Vice Presidents because:

•	stock options align the interests of executives with those of our shareholders, support a pay-for-performance culture, foster employee stock ownership, and focus our management team on increasing value for our shareholders;
•	stock options are performance based (i.e., all of the value received by the recipient from a stock option is based on the growth of the stock price above the option price); and

•	the vesting terms for stock options create incentive for increases in shareholder value over a longer term and encourages executive retention.

We did not grant any stock options to our executives in 2013.

Pension Plan

As with every employer in the Cayman Islands, we are required by the National Pension Law to provide a pension plan for our employees in the Cayman Islands. We belong to the Cayman Islands Chamber Pension Plan, the Ocean Conversion Staff Pension Plan and the Fidelity Pension Plan in the Cayman Islands. The Chamber Pension Plan is a non-profit entity, which is administered by the Bank of Butterfield, the Ocean Conversion Staff Pension Plan has as its trustee Colonial Private Trustee Limited and is administered by the British Caymanian Insurance Company Ltd, and the Fidelity Pension Plan is administered by Fidelity Pension Services (Cayman) Limited who are also the trustees of the plan.

Under the Cayman Islands National Pensions Law, all employees between the ages of 18 and 60 must contribute a specified minimum percentage of their earnings to a pension plan. Since June 1, 2002, all employees must contribute 5% of their earnings to a pension plan. An employee also has the option of contributing more than the prescribed minimum. We are required to match the contribution of the first 5% of each participating employee’s salary to a maximum of $72,000. Employees earning more than $72,000 are not required to make contributions on amounts over $72,000. All contributions by our employees are collected by us and paid into the various pension plans on a monthly basis.

All three plans are defined contribution plans, and as such the amount that an employee receives upon retirement is directly related to the amount contributed to the plan by the employee while working. Once an employee retires (employees become eligible for retirement at age 60 in the Cayman Islands), an employee has the following options for receiving benefits:

•	Receive a cash payout if the employee’s retirement savings is less than $6,000;
•	Transfer the retirement savings to a life annuity for investment by a life insurance company and payment of a regular income stream to the employee for the remainder of the employee’s life (and the employee’s spouse’s life if the employee is married at the time of retirement); or
•	Transfer the retirement savings to a Retirement Savings Arrangement account with an approved provider or bank and receive regular income payments until the account is depleted.

Perquisites and Other Personal Benefits

Pursuant to our Chief Executive Officer’s employment agreement, we provided him with an automobile expense allowance of $1,100 per month in 2013. Pursuant to our Chief Financial Officer’s employment agreement, we provided him with an automobile expense allowance of $1,100 per month in 2013. Pursuant to the employment agreement with our Vice President of Overseas Operations and Vice President of Engineering & Product Technology, we provided each of them with an automobile expense allowance of $1,100 per month in 2013. Pursuant to the employment agreement with our Executive Vice President and Chief Operating Officer, we provided him with an automobile expense allowance of $950 per month in 2013.

Termination-Based Compensation

Termination

Our Named Executive Officers’ employment agreements may be terminated upon the occurrence of the following:

i.	the death of the Named Executive Officer;
ii.	the Named Executive Officer being adjudicated bankrupt;
iii.	the Named Executive Officer giving six months’ notice of termination; and
iv.	the Named Executive Officer being unable to discharge his duties due to physical or mental illness for a period of more than 60 days.

Additionally, our Chief Financial Officer’s employment agreement may be terminated due to his conviction of a felony or his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Island law. Our other Named Executive Officers’ employment agreements may be terminated due to conduct by such Named Executive Officer justifying dismissal under Cayman Island law.

Upon termination due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the Named Executive Officer will be relieved of his duties. In the case of all Named Executive Officers other than our Chief Financial Officer, we will pay such Named Executive Officer $1,000 per year, provide medical insurance for him and his family, and contribute to a pension fund for the Named Executive Officer for a period of two years. In the case of our Chief Financial Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of one year.

If our Chief Financial Officer’s employment agreement is terminated by our Chief Financial Officer upon six months’ notice or due to his commission of an act or omission that could result in material harm to us, he will forfeit all unvested shares issued pursuant to his employment agreement. If his employment agreement is otherwise terminated or upon a “Change in Control,” as defined below, all unvested shares issued pursuant to his employment agreement will vest immediately.

Severance

Upon termination of employment, our Chief Executive Officer and Chief Financial Officer are entitled to receive severance payments under their employment agreements. In determining whether to approve and setting the terms of such severance arrangements, the Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. Our Chief Executive Officer’s employment agreement provides for a lump sum severance payment equal to 24 months and our Chief Financial Officer’s employment agreement provides for a lump sum severance payment of 12 months, of their then current respective base salary if their employment is terminated without cause or if their employment agreements are not renewed. The Committee negotiated our Chief Executive Officer’s severance package to provide him an amount equal to his base salary for the length of his non-competition arrangement with us. Based upon the data reviewed by the Committee, we believe that our Chief Executive Officer’s and Chief Financial Officer’s severance packages are generally in line with severance packages offered to chief executive officers and chief financial officers of comparable companies.

Change in Control

Upon a “Change in Control,” as defined below, our Chief Financial Officer may elect to terminate his employment and receive a lump sum payment equal to three times his then current base salary. In determining whether to approve and setting the terms of such Change in Control arrangement, the Committee recognizes the importance to the Company and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects shareholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	Incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and
•	Assurance of compensation for terminated employees after a Change in Control.

Our Chief Financial Officer’s employment agreement provides that, at his election, he may terminate his employment upon a Change in Control and receive a payment of 36 months of his then current base salary. After reviewing the practices of companies represented in the compensation data we obtained, the Committee negotiated our Chief Financial Officer’s Change in Control arrangement to provide him an amount equal to three times his base salary. We believe that our Chief Financial Officer’s Change in Control arrangement is generally in line with such arrangements offered to chief financial officers of comparable companies.

For the purposes of this discussion, a “Change of Control” means where: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 30% of the combined voting power (“Controlling Voting Power”) of our then outstanding securities that may be cast for the election of directors and (ii) the persons who were our directors before such event shall cease to constitute a majority of our Board of Directors, or any successor, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2013 and this proxy statement.

Submitted by the Members of the 2013 Compensation Committee

Carson K. Ebanks
Richard L. Finlay
Clarence B. Flowers, Jr.
Raymond Whittaker

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our (1) Chief Executive Officer, (2) Chief Financial Officer and (3) our three other most highly compensated executive officers based upon total compensation (collectively, our “Named Executive Officers”) for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Frederick W. McTaggart Chief Executive Officer	2013	411,841	308,883	173,458	—	—	16,800	910,982
	2012	411,841	247,105	82,368	—	—	16,200	757,514
	2011	411,841	277,993	92,664	159,948	—	15,600	958,046
David W. Sasnett Executive VP & Chief Financial Officer	2013	285,525	100,000	—	—	—	13,200	398,725
	2012	277,200	69,300	—	—	—	12,600	359,100
	2011	265,225	66,310	—	129,444	—	12,000	472,979
John Tonner(6) Executive VP & Chief Operating Officer	2013	245,725	70,000	—	—	—	11,400	327,125
	2012	238,550	85,000	—	—	—	10,800	334,350
	2011	58,750	19,585	—	62,717	—	3,400	144,452
Ramjeet Jerrybandan VP Overseas Operations	2013	166,320	50,000	—	—	—	16,800	233,120
	2012	151,200	45,360	—	—	—	16,200	212,760
	2011	145,873	47,500	—	80,902	—	15,600	289,875
Gerard J. Pereira VP Engineering & Technology	2013	152,712	45,815	—	—	—	16,800	215,327
	2012	151,200	49,896	—	—	—	16,200	217,296
	2011	145,873	35,000	—	64,724	—	15,600	261,197

(1)	Bonus amounts have been determined pursuant to the bonus terms outlined in our Named Executive Officers’ respective employment agreements.
(2)	Under the terms of Mr. McTaggart’s employment agreement, his bonus was to be paid 75% in cash and 25% in Ordinary Shares, valued at the market price at the close of trading on December 31, of the relevant fiscal year. As a result, Mr. McTaggart received Ordinary Shares of 7,302, 11,131 and 10,800 during 2013, 2012 and 2011, respectively. Additionally, Mr. McTaggart received 5,000 Ordinary Shares during 2013 based upon the achievement of an incentive-based compensation goal.
(3)	Options amounts for 2011 were determined pursuant to the option terms outlined in our Named Executive Officers' respective employment agreements. The value of these awards was determined using the Black-Sholes option pricing model. Stock options expense recognized for financial reporting purposes for options granted to these executives was $69,699, $185,040 and $264,191 for the years ended December 31, 2013, 2012, and 2011, respectively.
(4)	Our Named Executive Officers did not receive non-equity incentive plan compensation in 2013, 2012 or 2011.
(5)	Represents (i) pension plan contributions of $3,600 for Frederick W. McTaggart, Ramjeet Jerrybandan and Gerard Pereira for 2013, 2012 and 2011; (ii) car allowance of $13,200, $12,600 and $12,000 for Frederick W. McTaggart, Mr. Sasnett, Mr. Jerrybandan and Mr. Pereira for 2013, 2012 and 2011, respectively; and (iii) car allowance of $11,400, $10,800 and $3,400 for Mr. Tonner for 2013, 2012 and 2011.
(6)	Mr. Tonner joined our company in September 2011.

Employment Agreements

Frederick W. McTaggart — President and Chief Executive Officer

On January 1, 2004, we entered into a three-year employment agreement with Frederick W. McTaggart, our President and Chief Executive Officer, pursuant to which he was paid $200,000 per annum through December 31, 2007. This agreement is subject to extension each year upon mutual agreement such that the term will be for three years from January 1st of the next following year which is currently through December 31, 2014. If we terminate Mr. Frederick McTaggart without cause, he is entitled to twice the annual remuneration set out in this agreement, adjusted for any annual increases received.

On September 14, 2007, we amended the employment agreement with Mr. McTaggart. Commencing January 1, 2008, Mr. McTaggart’s annual base salary increased to $375,000. On September 9, 2009, we amended the employment agreement with Mr. McTaggart. Under the terms of the amended agreement, Mr. McTaggart’s bonus, in an amount not to exceed 100% of his then-current annual compensation, will be calculated as follows: (a) 25% of base salary if we achieve our budgeted net income, excluding operations in the British Virgin Islands for 2009; (b) 25% of base salary if we exceed our budgeted “Adjusted Revenues,” calculated as our budgeted revenue minus budgeted “Energy Pass Through Charges;” (c) 25% of base salary if we improve our “Income from Operations Margin,” calculated as our budgeted income from operations divided by our budgeted revenue; and (d) 25% of base salary if we complete projects under our capital budget and on schedule.

The annual bonus, if any, will be paid 75% in cash and 25% in our Ordinary Shares valued at the market price at the close of trading on December 31 of the relevant fiscal year (or if such day is not a trading day, at the close of trading on the preceding trading day). Finally, Mr. McTaggart will be entitled to a discretionary bonus in an amount and form as determined at the sole discretion of the Board of Directors. Pursuant to NASDAQ rules, the payment of a bonus in stock must be approved by the shareholders of the Company.

Mr. McTaggart is also entitled to an automobile expense allowance, which amounted to $12,000, $12,600 and $13,200 in 2011, 2012 and 2013, respectively. This allowance increases on January 1 of each year by $50 per month.

In 2011, we granted Mr. McTaggart options to purchase 35,000 Ordinary Shares at an exercise price of $10.68 per share. These options vested in tranches of 11,666 shares each on February 22, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

David W. Sasnett — Executive Vice President & Chief Financial Officer

Effective January 1, 2008, we entered into a two-year employment agreement with Mr. Sasnett, our Executive Vice President and Chief Financial Officer, which has since been extended through December 31, 2014. Under the terms of the employment agreement, Mr. Sasnett is entitled to an annual base salary and a performance bonus equal to 25% of Mr. Sasnett’s then current base salary if the performance goals agreed upon by the Company’s Chief Executive Officer and Mr. Sasnett are met. The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Sasnett a bonus in excess of 25% of Mr. Sasnett’s then current base salary. If the Chief Executive Officer of the Company or the Company decide not to extend the term of the employment agreement, the term of the employment agreement will expire on December 31 of the year in which such decision is made and the Company will be obligated to pay Mr. Sasnett, in cash, a severance payment equal to his base salary on the expiration date.

Mr. Sasnett is also entitled to an automobile expense allowance, which amounted to $12,000, $12,600 and $13,200 in 2011, 2012 and 2013, respectively. This allowance increases on January 1 of each year by $50 per month.

In 2011, we granted Mr. Sasnett options to purchase 28,325 Ordinary Shares at an exercise price of $10.68 per share. These options vested in tranches of 9,441 shares each on February 22, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

John Tonner — Executive Vice President and Chief Operating Officer

Effective September 1, 2011, we entered into an employment agreement with Mr. Tonner. Under the terms of this employment agreement, Mr. Tonner is entitled to an annual base salary and a performance bonus of not less than 25% of Mr. Tonner’s then current base salary for the year pursuant to the completion of performance goals agreed between Mr. Tonner and the Chief Executive Officer of the Company. The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Tonner a bonus in excess of 25% of Mr. Tonner’s then current base salary. The performance bonus must be paid entirely in cash.

In 2011, we granted Mr. Tonner options to purchase 18,000 Ordinary Shares at an exercise price of $9.11 per share. These options vested or will vest in tranches of 6,000 shares each on July 15, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

Pursuant to the terms of the employment agreement, Mr. Tonner is entitled to an automobile expense allowance, which amounted to $3,400, $10,800 and $11,400 in 2011, 2012 and 2013, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Ramjeet Jerrybandan — Vice President of Overseas Operations

Effective January 1, 2008, we entered into an employment agreement with Mr. Jerrybandan. Under the terms this employment agreement, Mr. Jerrybandan is entitled to an annual base salary and a performance bonus of not less than 25% of his then current base salary for the year pursuant to the completion of performance goals agreed to between Mr. Jerrybandan and the Chief Executive Officer of the Company. The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Jerrybandan a bonus in excess of 25% of Mr. Jerrybandan’s then current base salary. The performance bonus must be paid entirely in cash.

In 2011, we granted Mr. Jerrybandan options to purchase 17,703 Ordinary Shares at an exercise price of $10.68 per share. These options vested or will vest in tranches of 5,901 shares each on February 22, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

Pursuant to the terms of the employment agreement, Mr. Jerrybandan is entitled to an automobile expense allowance, which amounted to $12,000, $12,600, and $13,200 in 2011, 2012 and 2013, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Gerard J. Pereira — Vice President of Engineering & Technology

Effective January 1, 2008, we entered into an employment agreement with Mr. Pereira. Under the terms of this employment agreement, Mr. Pereira is entitled to an annual base salary and a performance bonus of not less than 20% of Mr. Pereira’s then current base salary for the year pursuant to the completion of performance goals agreed between Mr. Pereira and the Chief Executive Officer of the Company. The Board of Directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Pereira a bonus in excess of 20% of Mr. Pereira’s then current base salary. The performance bonus must be paid entirely in cash.

In 2011, we granted Mr. Pereira options to purchase 14,163 Ordinary Shares at an exercise price of $10.68 per share. These options vested or will vest in tranches of 4,721 shares each on February 22, 2012, 2013 and 2014 and expire three years from the applicable vesting date.

Pursuant to the terms of the employment agreement, Mr. Pereira is entitled to an automobile expense allowance, which amounted to $12,000, $12,600 and $13,200 in 2011, 2012 and 2013, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of December 31, 2013 for each Named Executive Officer.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Option Exercise Price	Option Grant Date(1)	Option Expiration Date(2)
Name	Exercisable	Unexercisable
Frederick W. McTaggart	23,334	11,666	10.68	02/22/11	02/22/17
David W. Sasnett	7,400	—	30.48	05/14/08	01/01/14
	7,383	—	7.90	03/19/09	03/19/15
	18,883	9,442	10.68	02/22/11	02/22/17
John Tonner	12,000	6,000	9.11	07/15/11	07/15/17
Ramjeet Jerrybandan	5,900	—	30.48	05/14/08	01/01/14
	6,652	—	7.90	03/19/09	03/19/15
	11,802	5,901	10.68	02/22/11	02/22/17
Gerard J. Pereira	4,425	—	30.48	05/14/08	01/01/14
	3,925	—	7.90	03/19/09	03/19/15
	9,442	4,721	10.68	02/22/11	02/22/17

(1)	These options vest annually in equal tranches beginning on the first anniversary of the date of grant, except the options granted on May 14, 2008, which vested in equal tranches on each of January 1, 2009, 2010 and 2011.
(2)	These options expire three years from the applicable vesting date.

Option Exercises and Stock Vested

The following table provides information for each of the Named Executive Officers on stock option exercises during the year ended December 31, 2013, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option awards
Name	Number of shares acquired on exercise	Value realized on exercise
Frederick W. McTaggart	—	—
David W. Sasnett	14,766	$46,822
John Tonner	—	—
Ramjeet Jerrybandan	13,304	$38,456
Gerard J. Pereira	7,850	$24,653

No shares vested to the Named Executive Officers during the year ended December 31, 2013.

Pension Benefits

We do not have any defined benefit plans and only offer defined contribution plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified deferred contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

The section below describes the payments that may be made to the Named Executive Officers upon termination or Change in Control, as defined below, pursuant to individual agreements. For payments made to a participant upon a retirement other than in connection with termination or a Change in Control, see Pension Benefits above.

Termination

Our Named Executive Officers’ employment agreements may be terminated upon the occurrence of the following:

i.	the death of the Named Executive Officer;
ii.	the Named Executive Officer being adjudicated bankrupt;
iii.	the Named Executive Officer giving six months’ notice of termination; and
iv.	the Named Executive Officer being unable to discharge his duties due to physical or mental illness for a period of more than 60 days.

Additionally, our Chief Financial Officer’s employment agreement may be terminated due to his conviction of a felony or his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Island law. Our other Named Executive Officers’ employment agreements may be terminated due to conduct by such Named Executive Officer justifying dismissal under Cayman Island law.

Upon termination due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the Named Executive Officer will be terminated. In the case of all Named Executive Officers other than our Chief Financial Officer and Chief Operating Officer, we will pay such Named Executive Officer $1,000 per year, provide medical insurance for him and his family, and contribute to a pension fund for the Named Executive Officer for a period of two years. In the case of our Chief Financial Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of one year. In the case of our Chief Operating Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of two years.

Assuming our Named Executive Officers’ employment were terminated on December 31, 2013 due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the compensation due to our Named Executive Officers would be as set forth in the following table.

Name	Salary ($)	Medical Insurance ($)	Pension Fund Contribution ($)	Total Compensation ($)
Frederick W. McTaggart	2,000	46,638	7,200	55,838
David W. Sasnett	1,000	22,275	—	23,275
John Tonner	2,000	47,621	—	49,621
Ramjeet Jerrybandan	2,000	22,772	7,200	31,972
Gerard J. Pereira	2,000	25,761	7,200	34,961

If our Chief Financial Officer terminates his employment agreement or if we terminate his employment agreement due to his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Island law, he will forfeit all unvested shares issued pursuant to his employment agreement. If his employment agreement is otherwise terminated or upon a “Change in Control,” as defined below, all unvested shares issued pursuant to his employment agreement will vest immediately.

Severance

Upon termination of employment, our Chief Executive Officer and Chief Financial Officer are entitled to receive severance payments under their employment agreements. Our Chief Executive Officer’s and Chief Financial Officer’s employment agreements provide for a lump sum severance payment equal to 24 months and 12 months, respectively, of their then current respective base salary if their employment is terminated without cause or if their employment agreements are not renewed. The Committee negotiated these severance packages to provide them with an amount equal to their base salary for the length of their non-competition arrangements with us. The following table sets forth the total amount of severance payments that would be made to Messrs. McTaggart and Sasnett if their employment agreements were terminated without cause as of December 31, 2013:

Name	Severance ($)
Frederick W. McTaggart	823,682
David W. Sasnett	285,525

Change in Control

Upon a “Change in Control,” as defined below, our Chief Financial Officer may elect to terminate his employment and receive a lump sum payment equal to three times his then current base salary. In determining whether to approve and setting the terms of such Change in Control arrangement, the Committee recognizes the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects shareholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	Incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and
•	Assurance of compensation for terminated employees after a Change in Control.

Our Chief Financial Officer’s employment agreement provides that, at his election, he may terminate his employment upon a Change in Control and receive a payment of 36 months of his then current base salary. After reviewing the practices of companies represented in the compensation data we obtained, the Committee negotiated our Chief Financial Officer’s Change in Control arrangement to provide him an amount equal to three times his base salary. We believe that our Chief Financial Officer’s Change in Control arrangement is generally in line with such arrangements offered to chief financial officers of comparable companies.

For the purposes of this discussion, a “Change of Control” means where: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 50% of the combined voting power (“Controlling Voting Power”) of our then outstanding securities that may be cast for the election of directors and (ii) the persons who were our directors before such event shall cease to constitute a majority of our Board of Directors, or any successor, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

The following table sets forth the total amount of change in control payments that would be made to Mr. Sasnett if his employment agreement was terminated upon a “Change in Control” as of December 31, 2013:

Name	Change In Control ($)
David W. Sasnett	856,575

Director Compensation

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brian E. Butler*	41,600	16,851	58,451
Carson K. Ebanks*	42,300	18,786	61,086
Richard L. Finlay*	49,000	18,168	67,168
Clarence B. Flowers, Jr.*	42,600	17,157	59,757
Wilmer F. Pergande*(2)	149,500	19,797	169,297
Leonard J. Sokolow*(3)	76,000	19,797	95,797
Raymond Whittaker*(4)	78,900	24,901	103,801

*	The Board of Directors has determined that each of such persons is an “independent director” under the corporate governance rules of NASDAQ.
(1)	Represents fair value on the date of grant.
(2)	Of the $149,500 fees earned or paid in cash, $27,500 is related to director fees from Consolidated Water (Bahamas) Limited, $25,000 is related to director fees from N.S.C. Agua, S.A. de C.V, $10,500 is related to directors fees from our affiliate, Ocean Conversion (BVI) Ltd. and $2,500 is related to director fees from Consolidated Water (Asia) Pte. Limited.
(3)	Of the $76,000 fees earned or paid in cash, $25,000 is related to director fees from N.S.C. Agua, S.A. de C.V. and $2,500 is related to director fees from Consolidated Water (Asia) Pte. Limited.
(4)	Of the $78,900 fees earned or paid in cash, $10,000 is related to director fees from Consolidated Water (Belize) Limited and $18,500 is related to directors fees from our affiliate, Ocean Conversion (BVI) Ltd.

Director Compensation Policy

Our Chairman receives an annual retainer of $58,000 in addition to the meeting and attendance fees paid to each non-executive director.

Each director who is not an executive officer is entitled to an annual retainer of $18,000 and an attendance fee of $3,000 for each Board of Directors’ meeting attended, and $1,000 for each telephonic Board of Directors’ meetings attended.

Each director who is a member of the Audit Committee is entitled to an attendance fee of $1,100 for each Audit Committee meeting attended, except for the chairman of the Audit Committee who is entitled to $1,850 for each Audit Committee meeting attended.

Each director who is a member of the Compensation Committee is entitled to an attendance fee of $1,100 for each Compensation Committee meeting attended, except for the chairman of the Compensation Committee who is entitled to $1,850 for each Compensation Committee meeting attended.

Each director who is a member of the Executive Committee or other special committee of the Board of Directors is entitled to an attendance fee of $400 for each committee meeting attended.

Each director who is a member of the Nominations and Corporate Governance Committee is entitled to an attendance fee of $1,100 for each Nominations Committee meeting attended, except for the chairman of the Nominations and Corporate Governance Committee who is entitled to $1,850 for each Nominations and Corporate Governance Committee meeting attended.

In addition, under the non-executive directors share grant plan, each director receives Ordinary Shares worth the share equivalent of $2,000 for each quarterly Board of Directors meeting and $600 for each Committee meeting attended. The Ordinary Shares are calculated by dividing the accumulated share attendance fees by the prevailing market price on October 1st of the preceding year.

Our Directors who are also executive officers of our Company are not entitled to an annual retainer or any attendance fees.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors consists of Messrs. Ebanks, Finlay, Flowers and Whittaker. No member of the Compensation Committee is, or at any time in the past has been, an officer or employee of the Company or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To our knowledge, based solely on review of these filings and written representations from the certain reporting persons, we believe that during the fiscal year ended December 31, 2013, our officers, directors and significant stockholders have timely filed the appropriate form under Section 16(a) of the Exchange Act, except for a late Form 4 for one transaction for Mr. Fredrick W. McTaggart, which has been made.

Transactions With Related Persons

The Company has a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the Company and one of the Company’s directors or nominees for director, executive officers, 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is in the best interests of the Company.

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Stock Performance Graph

The following graph compares the changes over the last five years in the value of $100 invested in (i) the Company’s Ordinary Shares, (ii) the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and (iii) the Peer Group Index. The peer group is comprised of Middlesex Water Company, Connecticut Water Services, Inc., American States Water Co., California Water Service Group and Artesian Resources Corporation. The year-end values of each investment are based on share price appreciation and the reinvestment of all dividends.

Historical stock price performance shown on the performance graph is not necessarily indicative of future stock price performance.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
VALUE OF $100 INVESTED ON DECEMBER 31, 2008

	Consolidated Water Co. Ltd.	S&P 500 Index	Peer Group Index
2008	100.00	100.00	100.00
2009	114.32	123.45	97.64
2010	73.36	139.23	100.57
2011	68.64	139.23	99.93
2012	59.20	157.90	114.92
2013	112.80	204.63	113.32

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OTHER MATTERS

Deadline for Shareholder Proposals

Shareholder proposals intended to be presented under Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and accompanying proxy for the 2014 Annual Meeting of Shareholders, including nomination of an individual for election as a director at the 2015 Annual Meeting of Shareholders, must be received at the Company’s principal executive offices in the Cayman Islands, on or before December 9, 2014 and must meet all the requirements of Rule 14a-8. To recommend a prospective nominee for the Nominations and Corporate Governance Committee’s consideration, see “Committees of the Board of Directors.”

Proposals and other notices should be sent to:

Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three,
4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
Attn: Secretary of the Company

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. This means that only one copy of the Company’s proxy statement, annual report and Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of the documents to you if you notify the Company’s Secretary at the Company’s executive offices of your desire to receive additional copies. If you wish to receive separate copies of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company’s Secretary at the Company’s executive offices.

Financial Statements and Exhibits to Form 10-K

The Company’s financial statements are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that was filed with the SEC on March 17, 2014, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered a part of this soliciting material.

The Company’s 2013 Annual Report, which is included with this proxy statement, does not include copies of the exhibits to that filing. The Company will furnish any such exhibits by request sent to the Company’s Secretary.

Other Matters

Management knows of no matters that are to be presented for action at the meeting other than the matters set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their judgment on such matters.

The Company will make available a list of shareholders of the Company before the close of business on May 10, 2014 for inspection during normal business hours from 8:30 a.m. through 4:30 p.m., at the Company’s corporate headquarters located at Regatta Office Park, Windward Three, 4th Floor, West Bay Road, Grand Cayman, KY1-1102, Cayman Islands. The list will also be available for inspection during the meeting.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M74577-P48839 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONSOLIDATED WATER CO. LTD.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Carson K. Ebanks
02) Richard L. Finlay
03) Clarence B. Flowers, Jr.
04) Frederick W. McTaggart

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

M74578-P48839

PROXY
Consolidated Water Co. Ltd.
2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2014

The undersigned, revoking all prior proxies, hereby appoint(s) Frederick W. McTaggart and David W. Sasnett, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of Consolidated Water Co. Ltd. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of the Company to be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Wednesday, May 28, 2014, and at any postponements or adjournments thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s) and in the discretion of the proxies on such matters as may properly come before the Annual General Meeting or any postponements or adjournments thereof. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED AS FOLLOWS: "FOR ALL" IN THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3. Attendance of the undersigned at the Annual General Meeting or any postponements or adjournments thereof will automatically revoke this proxy. Therefore, if the undersigned attends the meeting, he, she or it will need to vote his, her or its shares at the meeting in order for his, her or its shares to be counted.

Continued and to be signed on reverse side